NEWS RELEASE
BROOKFIELD HOMES ANNOUNCES THIRD QUARTER NET NEW ORDERS, AND
NOTICE OF THIRD QUARTER CONFERENCE CALL AND WEBCAST
Fairfax, Virginia, October 5, 2006 — (BHS: NYSE)
Net New Orders
Net new orders for the quarter ended September 30, 2006 totaled 261 units, an increase of 15 units or 6% compared to the same period in 2005. The increase in net new orders is primarily due to an increase in active selling communities in Southern California, partially offset by a decrease in sales in the Washington D.C. Area. A summary by region of the net new orders and active selling communities follows:

					Active Selling
	Net New Orders				Communities
	Three months ended		Nine months ended		Three months ended
	September 30		September 30		September 30
	2006	2005	2006	2005	2006	2005

San Francisco Bay Area	36	26	81	143	2	2
Southland / Los Angeles	100	55	298	210	8	4
San Diego / Riverside	77	59	171	401	9	6
Washington D.C. Area	48	106	193	511	12	12

	261	246	743	1,265	31	24

Webcast and Conference Call for Investors and Analysts
You are invited to participate in Brookfield Homes’ Third Quarter Conference Call on Tuesday, October 24, 2006 at 5:00 p.m. (ET) to discuss with members of senior management our results and current business initiatives.
Brookfield Homes will release its 2006 third quarter financial results on October 24 at approximately 4:00 p.m. (ET), and it will be available on our website at www.brookfieldhomes.com under “Investor Relations — Press Releases.” Our supplemental information package will also be available under “Investor Relations — Financial Reports and Investor Presentations.” The Conference Call will also be Webcast live on our website, where it will be archived for future reference.

To participate in the Conference Call, please dial 1-888-789-0089, toll free in North America, at approximately 10 minutes prior to the start time. For those unable to participate in the Conference Call, a taped rebroadcast will also be available until midnight November 24, 2006. To access this rebroadcast, please call 1-888-509-0081, toll free in North America (password: 631931).
Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Paul Kerrigan
Chief Financial Officer
Tel: 858-481-2568
Email: pkerrigan@brookfieldhomes.com
* * * * * * * * * * * * *
Note: Certain statements in this press release that are not historical facts, and those statements preceded by, followed by, or that include the words “estimated”, “projected”, “goals”, “expected”, “targeted,” “scheduled,” “forecasted” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.